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                                                                     EXHIBIT 3.1

[LITTON LOGO]

                           CERTIFICATE OF RESOLUTIONS

                          OF THE BOARD OF DIRECTORS OF

                            LITTON INDUSTRIES, INC.

I, the undersigned Jeanette M. Thomas, Vice President and Secretary of LITTON INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware, DO HEREBY CERTIFY that the following is a true and correct extract of certain resolutions duly adopted by the Board of Directors of said corporation on December 3, 1999, in accordance with the laws of Delaware and the By-laws of this corporation, and that these resolutions are in full force and effect as of the date hereof:

     RESOLVED, that Section 6 of Article III of the By-laws of the Corporation be and hereby is deleted in its entirety and replaced with the following:

     SECTION 6. AUDIT AND COMPLIANCE COMMITTEE--

          (a) The Audit and Compliance Committee's primary function is to assist the Board in fulfilling its oversight responsibilities by regular review of the Corporation's financial information, review of the systems of internal controls regarding finance, accounting, legal compliance and ethics and by review of the auditing, accounting and financial reporting processes in accord with the policies that management and the Board have established.

          (b) The Committee shall consist of not less than three independent directors as generally defined under the rules of the New York Stock Exchange and federal securities laws and regulations chosen by the full Board of Directors. Members shall serve until their resignation or removal by the Board. The Committee shall meet at least four times each calendar year. The Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

     RESOLVED, that Section 7 of Article III of the By-laws of the Corporation be and hereby is deleted in its entirety and replaced with the following:

     SECTION 7. COMPENSATION AND SELECTION COMMITTEE--

          (a) The Compensation and Selection Committee shall review and recommend benefit programs for executive officers of the Corporation; shall review the succession management and development program; and approve the executive compensation package for senior officers, including base annual salary, annual bonus awards, long-term incentive awards, and all


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other compensation or perquisites, for all members of the senior executive staff of the Corporation; and shall report to the full Board of Directors. The specific duties of the Committee shall be determined by resolution of the Board of Directors at its organization meeting.

     (b) The Committee shall consist of not less than three independent directors as generally defined under the rules of the New York Stock Exchange and tax and federal securities laws and regulations chosen by the full Board of Directors. Members shall serve until their resignation or removal by the Board of Directors. The Committee shall meet at least twice each calendar year. The Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

RESOLVED, that Section 8 of Article III of the By-laws of the Corporation be and hereby is deleted in its entirety and replaced with the following:

SECTION 8. NOMINATING AND BOARD GOVERNANCE COMMITTEE --

     (a) The Nominating and Board Governance Committee shall review and recommend policies and procedures to ensure that the Board is appropriately constituted and organized to carry out its statutory and fiduciary responsibilities; review and recommend to the Board qualified candidates for election to the Board; and recommend programs and procedures relating to the compensation, evaluation and terms of directors.

     (b) The Committee shall consist of the Chairman or Chief Executive Officer or President and not less than three independent (non-employee) directors chosen by the full Board of Directors. Members shall serve until their resignation or removal by the Board of Directors. The Committee shall meet as often as necessary to fulfill its duties but in no event less than once each calendar year. The Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

IN WITNESS WHEREOF, I have here unto subscribed my name and affixed the seal of said corporation at Woodland Hills, California, this 7th day of December, 1999.


                                                  /s/ JEANETTE M. THOMAS
                                                  ------------------------------
[SEAL]                                            Jeanette M. Thomas
                                                  Vice President & Secretary